Exhibit 10.1

CONFIDENTIAL

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of          September 1            , 2004 between Simsbury Bank and Trust Company, Inc. (the “Bank”), a Connecticut bank and trust company, with its principal executive offices located at 981 Hopmeadow Street, Simsbury, CT 06070, and Martin J. Geitz (the “Executive”), residing at [Address].

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Executive with the Bank.

NOW, THEREFORE, it is agreed as follows:

1.           Presidency.  The Executive shall be employed as President and Chief Executive Officer of the Bank.  In these capacities, the Executive shall render executive, policy, and other management services to the Bank of the type customarily performed by persons serving in similar executive officer capacities.  As President and Chief Executive Officer of the Bank, the Executive shall be responsible for implementing the policies of the Bank’s Board of Directors (the “Board”) and shall report only to the Board.  The Executive shall also perform such duties as the Board may from time to time reasonably direct.

2.   Compensation.  The Bank agrees to pay the Executive for all services rendered to the Bank during the term of this Agreement a salary at the rate of $170,000 per annum.  Such salary shall be reviewed each April 1st and shall be adjusted so as to bring the Executive’s salary into conformance with the salaries of bank officers holding positions similar to Executive’s in banks of similar size and standing as the Bank.

In addition, the Executive may be entitled to a bonus, payable in cash or other form of compensation, at the end of each calendar year in an amount and form set by the Board of Directors of Bank.  The Board of Directors may establish one or more individual or corporate goals for each such year, the achievement of which may be made a condition to the payment of the foregoing bonus to the Executive.  Such goals shall be communicated to the Executive and shall be stated to be a condition to payment of said bonus.

3.   Participation in Retirement and Employment Benefit Plans; Fringe Benefits.

(a)   Participation in Bank Plan.  The Executive shall be entitled to participate in any plan of the Bank relating to stock options, employee stock ownership, stock purchases, pension, Internal Revenue Code § 401(k) or similar provisions, thrift, profit sharing, group life insurance, medical coverage, disability insurance, education, sick leave or other retirement or employee benefits that the Bank has adopted or may adopt for the benefit of its executive employees.

(b)   Automobile.  The Executive shall be entitled to use of a car for business purposes;

(c)   Club.  Employer shall pay Executive’s reasonable annual dues and business expenses relating to his membership in a private “county” or similar golf club.

(d)   Conventions.  The Executive shall be entitled to attend up to two banking trade association conventions per year with the cost of attendance, including travel, for the Executive and his spouse to be paid by the Bank.

(e)   Other.  The Executive shall be entitled to such other benefits as the Board may from time to time grant or authorize.

4.   Term.  The term of employment under this Agreement shall be for the period commencing on October 4, 2004 and ending on the first to occur of (1) the Executive’s voluntary termination of employment, (2) the Executive’s mandated retirement at age 65 or (3) the termination of the Executive’s employment by the Bank (either for cause or otherwise), all as herein provided.

5.   Standards.  The Executive shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards as may be established from time to time by the Board.  If the reasonableness of such standards is disputed, it shall be the Executive’s duty to prove by clear and convincing evidence, such standards’ reasonableness.

6.   Voluntary Absences; Vacations.  The Executive shall be entitled to an annual paid vacation of four weeks.  The timing of paid vacation shall be scheduled in a reasonable manner by the Executive with approval of the Board.  Executive shall not be entitled to accumulate more than one week of unused paid vacation from one calendar year to the next unless the Board otherwise approves.  Should Executive be terminated pursuant to this Agreement, Executive shall be paid, in addition to any other compensation owed him under this Agreement, the pro rata value of any accrued but unused vacation.

7.   Termination of Employment.

(a)   Notice to Executive.  The Board may terminate the Executive’s employment at any time without notice.  The Board may give up to 60 days’ prior notice of Executive’s termination and require him to remain in the employ of the Bank for such notice period.

(b)   Without Cause; Liquidated Damages.  The parties acknowledge and agree that damages that will result to Executive for termination without cause shall be extremely difficult or impossible to establish or prove, and agree that, unless the termination is (i) for cause or (ii) a Change in Control or a potential Change in Control under Section 8 hereof has occurred, the Bank shall be obligated concurrently with such termination, to make a lump sum cash payment to the Executive as liquidated damages of an amount equal to twelve months of the Executive’s then current salary under Section 2 of this Agreement, the bonus payment that Executive would be entitled to under Section 8(a)(ii) of this Agreement had a Change in Control of the Bank occurred, payment for any accrued but unused vacation and payment of Executive’s medical insurance for twelve months after his termination.  The Executive shall have no right to receive compensation or other benefits, other than medical insurance and vacation as hereinbefore described and any retirement plan or supplemental pension benefits which shall be paid in accordance with the terms of those governing plan documents, for any period after termination without cause other than the liquidated damages described above.  The Executive agrees that such liquidated damages shall be in lieu of any other claims which the Executive may make by reason of such termination.  Such payment to the Executive shall be made on or before the Executive’s last day of employment with the Bank.  The liquidated damages amount shall not be reduced by any compensation which the Executive may receive for other employment with another employer after termination of his employment with the Bank.

(c)   For Cause. The Executive shall have no right to receive compensation or other benefits from the Bank for any period after termination for cause.  Termination for cause shall mean termination because of (i) the Executive’s failure to meet reasonable standards for performance established by the Board under Section 5, (ii) death or disability which prevents the Executive from performing his duties and responsibilities under this Agreement, provided the Bank has made life and disability insurance available to Executive under Section 3(a), or (iii) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform material stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar minor offenses) or final cease-and-desist order, the violation of which has a material effect on the Bank, or material breach of any provision of this Agreement.

(d)   Executive Termination.  The Executive shall have no right to terminate his employment under this Agreement (including his voluntary retirement prior to the mandated retirement age of 65) without first providing at least 90 days’ notice to the Bank, unless (i) such termination is approved by the Board; or (ii) there is a material breach by the Bank of its respective obligations under this Agreement.  In the event that the Executive violates this provision of this Agreement, the Bank shall be entitled, in addition to its other legal remedies, to enjoin the employment of the Executive with any significant competitor of the Bank for a period of twelve months.  The term “significant competitor” shall mean any commercial bank, savings bank, savings and loan association, or a holding company affiliate of any of the foregoing, which at the date of its employment of the Executive has an office in any town in which the Bank maintains an office or in any town contiguous to a town in which the Bank maintains an office.  It shall be the Executive’s burden to prove, by clear and convincing evidence, the alleged acts which constitute a material breach by the Bank.

8.   Change in Control.

(a)   If either (x) during the term of this Agreement, there is a Change in Control of the Bank, or (y) the Bank seeks to terminate this Agreement following a Potential Change in Control, but prior to the Potential Change in Control being terminated, the Executive shall be entitled to the following:

(i)   the crediting to the Executive for years of service with the Bank, plus 5 additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bank or of any successor entity, whether qualified or nonqualified, and whether now existing or hereafter adopted; provided that if such benefit plan is qualified and would not permit the crediting of additional years of service for purposes of vesting and calculation of benefits, the additional benefits payable as a result of such crediting shall be paid pursuant to this Agreement in an immediate lump sum upon the expiration of the 12-month period referred to in (ii) below;

(ii)   twelve months notice of termination of employment, during which period the Executive shall be entitled to receive, without offset for any reason, (A) payment of the Executive’s then current salary, plus (B) the highest bonus received by the Executive during the period commencing with the 36th month preceding the Change in Control and ending with the date of termination; provided that should the Change in Control occur prior to December 31, 2005, the amount of the bonus shall be $20,000;

(iii)   following the 12-month period referred to in (ii) above, the Executive shall be entitled to receive, without offset for any reasons, an amount equal to the sum of (x) the Executive’s then current salary under (ii) above, plus (y) the highest bonus received by the Employee during the period commencing with the 36th month preceding the Change in Control and ending with the date of termination.  The amount shall be paid in a lump sum cash payment upon termination, or, if a timely election has been made, in 12 monthly periodic payments commencing upon termination.  For purposes of this paragraph, a timely election shall be a written election made more than 1 year prior to the commencement of the 12-month period referred to in (ii) above; and

(iv)   following the 12-month period referred to in (ii) above, payment by the Bank of the cost, not to exceed ten thousand dollars ($10,000.00), of outplacement services for the benefit of Executive.  Payment by the Bank for such outplacement services shall be made directly by the Bank to the provider of outplacement services and only upon the Bank’s direct receipt of an invoice from the outplacement service provider.

(b)   A “Change in Control,” for purposes of this Agreement, shall be deemed to have taken place if (i) any person becomes the beneficial owner of 25 percent or more of the total number of voting shares of the Bank; (ii) any person (other than the persons named as proxies solicited on behalf of the Board) holds revocable or irrevocable proxies, as to the election or removal of directors of the Bank, for 25 percent or more of the total number of voting shares of the Bank (iii) any person has entered into an agreement or received an option for the acquisition of, beneficial ownership of 25 percent or more of the total number of voting shares of the Bank, whether or not the requisite approval for such acquisition has been received under applicable laws or the respective regulations issued thereunder; or (iv) as the result of; or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Bank before such transaction shall cease to constitute at least two-thirds of the Board of Directors of the Bank or any successor corporation.  For purposes of this Section 8, a “person” includes an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company or similar organization or group acting in concert.  For purposes of this Section 8, a person shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934.

(c)   A “Potential Change in Control,” for the purposes of this Agreement, shall be deemed to have taken place, if (i) any person commences a tender offer which, if consummated, would result in such person being the beneficial owner of at least 25% of the Bank’s voting shares; (ii) the Bank enters into an agreement the consummation of which will constitute a Change in Control; (iii) proxies are solicited by anyone other than the Board, or (iv) any other event occurs which is deemed by the Board to be a Potential Change in Control.

(d)   A Potential Change in Control, for purposes of this Agreement, shall be deemed to have terminated, if the Board determines in good faith that a Change in Control is not likely to occur from such Potential Change in Control.

(e)   In the event that any payment or benefit received by the Executive under this Section 8 shall constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank shall pay the Executive such amount or amounts (collectively, the “Indemnification Amount”) as are equal to the amount of any income, excise or other tax or taxes assessed against the Executive as a result of the Executive’s receipt of the Indemnification Amount, whether assessed under Section 4999 of the Code or under any other federal or state tax laws.

9.   Regulatory Limitation.  Notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make, and the Executive shall have no right to receive, any payment, benefit or amount under this Agreement which would violate any law, regulation or regulatory order applicable to the Bank at the time such payment, benefit or amount is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

10.          Notices.  All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to the Executive or to the Chairman of the Board, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of the Executive, to his last known address as carried on the personnel records of the Bank, and, in the case of the Bank, to the corporate headquarters, attention of the Chairman of the Board, or to such other address as the party to be notified may specify by notice to the other party.

11.          Successors and Assigns.  The rights and obligations of the Bank under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Bank, including, without limitation, any corporation, individual or other person or entity which may acquire all or substantially all of the stock or the assets and business of the Bank, or with or into which the Bank may be consolidated or merged or any surviving corporation in any merger involving the Bank.  All references in this Agreement to the Bank shall be deemed to include all such successors and assigns.

12.          Arbitration.  Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in Hartford, Connecticut in accordance with the Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to the Board in an effort to resolve such dispute without resort to arbitration.

13.          No Assignments.  This Agreement is personal to each of the parties hereto.  Neither party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party hereto.

14.          Other Contracts.  The Executive shall not, during the term of this Agreement, have any other paid employment, except with the prior approval of the Board.

15.          Amendments or Additions.  No amendments or additions to this Agreement shall be binding unless in writing and signed by the parties hereto.

16.          Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

17.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18.          Governing Law.  The laws of the State of Connecticut shall govern the validity, performance and enforcement of this Agreement.

In witness whereof, the parties have entered into this Agreement effective as of the date first written above.

Simsbury Bank and Trust Company		Martin J. Geitz

	/s/ Lincoln S. Young	/s/ Martin J. Geitz
By:	Lincoln S. Young
Chairman of the Board